EXHIBIT 10.31

FORM OF

PERFORMANCE ACCELERATED STOCK OPTION

To:	NUMBER OF SHARES:

PRICE PER SHARE:

DATE OF GRANT:	IDENTIFICATION NUMBER:

In accordance with the              Equity Incentive Plan of SunGard Data Systems Inc. (the “Plan”), SunGard Data Systems Inc. (the “Company”) hereby grants to you an option to purchase [number] shares (the ”Option Shares”) of the Company’s Common Stock, par value $.01 per share, at a price of [price] per share (the “Option Price”). This Option is subject to the applicable provisions of the Plan (as the Plan may be amended from time to time), and to the following provisions.

1. OPTION PERIOD. The period during which this Option may be exercised (the “Option Period”) as to vested Option Shares will begin on [Date] (one year after date of grant) and end on [Date] (ten years after the date of grant), except that this Option may terminate earlier as provided below. Except as provided on Exhibit I to this Option (“Exhibit I”), during the Option Period, you may exercise this Option, one or more times, for any whole number of vested Option Shares (see vesting schedule in paragraph 7 below) which does not exceed the total number of vested Option Shares minus the number of vested Option Shares previously purchased by exercise of this Option.

Notwithstanding the foregoing, this Option will not be exercisable at any time when, in the opinion of the Company’s General Counsel, the exercisability or exercise of this Option, the offer to sell any Option Shares, or the sale or transfer of any Option Shares may violate any foreign, federal, state, local or securities exchange law, rule or regulation, or may cause the Company to issue or sell more shares of Common Stock than the Company is legally entitled to issue or sell.

2. OPTION PRICE. The Option Price is intended to equal at least 100% of the fair market value of one share of the Company’s Common Stock on the date of grant of this Option. The Compensation Committee of the Board of Directors of the Company or any subcommittee thereof (the “Committee”) has determined the fair market value to be the last reported sale price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange, on the date of grant of this Option.

3. OPTION EXERCISE. You may exercise this Option by giving written notice to the Company’s Vice President-Human Resources at the Company’s principal offices, accompanied by payment of the Option Price for the total whole number of vested Option Shares you wish to purchase. Your notice must be given on the form supplied by the Company or by letter containing all of the information required on the Company’s form. Payment must be made (a) in cash, (b) by delivery of previously owned shares of Common Stock of the Company which you have held for the period required to avoid a charge to the Company’s reported earnings

(generally six months) or that you did not acquire, directly or indirectly, from the Company, and that are owned free and clear of any liens, claims, encumbrances or security interests, together with an assignment of those shares to the Company satisfactory to the Company’s General Counsel, (c) by a cashless exercise program in accordance with the terms of Regulation T that results in the receipt of cash by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (d) by a combination of the foregoing. Your payment must include any applicable transfer taxes as determined by the Company’s Chief Financial Officer.

If you pay all or any part of the Option Price in shares of the Company’s Common Stock, then each of these shares will be valued at the last reported sale price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange (or on the stock exchange on which the Company’s Common Stock is then listed or admitted to trading), on the last trading day before the date you deliver the shares to the Company (or, if no sale took place on that day, the most recent day on which a sale took place). If the Company’s Common Stock is not then reported on the New York Stock Exchange or listed or admitted to trading on any stock exchange, then the value will be the average of the bid and asked prices in the over-the-counter market on the last trading day before the date you deliver the shares to the Company, or, if the foregoing does not apply, a value determined by the Committee. “Delivery” for the purpose of paying part or all of the Option’s exercise price with shares of the Company’s Common Stock, in the sole discretion of the Company at the time you exercise your Option, may include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. However, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

Whenever you exercise this Option, the Company will not be required to deliver to you certificates for the Option Shares involved, and you will have no rights as a stockholder of the Company with respect to the Option Shares involved, unless and until the exercise is properly completed and the Option Price for those shares is fully paid. The Company reserves the right not to deliver to you the certificate for any Option Shares at any time when, the opinion of the Company’s General Counsel, the delivery would violate a foreign, federal, state, local or securities exchange law, rule or regulation.

4. LIMITS ON OPTION TRANSFERS. This Option may be exercised only by you, and may not be assigned or transferred by you, except that: (a) in the event of your death, or in the event of your disability within the meaning of Section 22(e)(3) of the Code (“disability”), your legal representative may have certain rights to exercise this Option as provided below, or (b) you may transfer this Option to “family members” (as defined under the instructions to Form S-8, which includes certain trusts, family partnerships, and similar entities created for the benefit of you or your family members), provided, that if you transfer your Option as provided in this Section 4, all references to “you” in this Option will continue to refer to you individually, except with respect to the right to exercise this Option and receive the Option Shares.

5. TERMINATION OF EMPLOYMENT. If your employment by the Company (or a Company parent or subsidiary corporation) is terminated, voluntarily or involuntarily, for any reason or no reason other than your death or disability, then this Option, to the extent not previously exercised by you, will terminate three months after the date of termination of your employment (but in no event later than the last day of the Option Period defined above), provided that this Option shall not terminate earlier than three months after the date the Option

Shares first become exercisable. After the date of termination of your employment, you may exercise this Option only for the number of vested Option Shares, which you had a right to purchase, but had not purchased as of the date your employment terminated. If you are employed by a Company parent or subsidiary corporation, your employment will be considered to have terminated on the date your employer ceases to be a Company parent or subsidiary corporation, unless, on that date, you are transferred to the Company or another Company parent or subsidiary corporation. Your employment will not be considered to have terminated if you are transferred from the Company to a Company parent or subsidiary corporation, or vice versa, or from one Company parent or subsidiary corporation to another.

6. DEATH AND DISABILITY. If you die while employed by the Company (or a Company parent or subsidiary corporation), then, at any time within one year after the date of your death (but not later than the last day of the Option Period defined above), your heirs, executor, administrator or other legal representative may exercise this Option as to any vested Option Shares which you had a right to purchase but had not purchased as of the date of your death. If your employment by the Company (or a Company parent or subsidiary corporation) is terminated by reason of your disability, then at any time within one year after the date of termination of your employment (but not later than the last day of the Option Period defined above), you or your legal representative may exercise this Option as to any vested Option Shares which you had a right to purchase but had not purchased as of the date of termination on account of your disability. Before your executor, administrator or other legal representative will be permitted to exercise this Option, he or she must present proof of his or her authority satisfactory to the Company’s General Counsel.

7. VESTING OF OPTION SHARES. Except to the extent (if any) that vesting is accelerated in accordance with Exhibit I, all of the Option Shares will vest and become exercisable on date (nine and one-half years after the date of grant). Except to the extent provided in Exhibit I, there will be no acceleration of vesting of any Option Shares for any reason including (but not limited to) death, disability, or voluntary or involuntary termination of employment or other service for any reason, unless and only to the extent that acceleration of vesting of certain Option Shares may be specifically approved by the Committee in its discretion.

8. CHANGE IN CONTROL. Except to the extent provided in Exhibit I, no Option Shares shall accelerate upon a Change in Control (as defined in the Plan).

9. ADJUSTMENTS TO OPTION SHARES AND OPTION PRICE. If there is any change in the capitalization of the Company as a result of a stock dividend, stock split, recapitalization, reorganization, or other event which the Committee determines requires an adjustment under this paragraph, then the number and type of the Option Shares and the amount of the Option Price will be adjusted appropriately, in a manner determined by the Committee.

10. FORFEITURE. The Committee may cancel any unexercised portion of this Option and the Company may avail itself of any or all of the other remedies described in this paragraph 10 at any time if the Company determines that you are not in compliance with any of the following conditions (unless you first received a specific written waiver from the Company):

a. You will not render services for any organization or engage directly or indirectly in any business which, in the judgment and sole determination of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. If your employment or other service with the Company has terminated, the judgment of the Chief Executive Officer or other designated officer will be based on your position and responsibilities while employed by the Company, your post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s customers, suppliers, employees and competitors of your assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances.

b. You will not disclose to anyone outside the Company, or use other than in the Company’s business, any confidential or proprietary information or material relating to the business of the Company, acquired by you either during or after employment with the Company. You understand that the Company’s proprietary and confidential information includes, by way of example: (1) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (2) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (3) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (4) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (5) screen designs, report designs and other designs, concepts and visual expressions for software products; (6) employment and payroll records; (7) forecasts, budgets, acquisition models and other non-public financial information; and (8) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies.

c. You will promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “works and ideas”) pertaining to the Company’s business, whether or not patentable or copyrightable, that are made, written, developed, or conceived by you, alone or with others, at any time (during or after business hours) while you are employed by the Company or during the three months after your employment terminates. You understand that all of those works and ideas will be the Company’s exclusive property, and you hereby assign and agree to assign all your right, title and interest in those works and ideas to the Company. You will sign all documents which the Company deems necessary to confirm its ownership of those works and ideas, and you will cooperate fully with the Company to allow the Company to take full advantage of those works and ideas, including the securing of patent and/or copyright protection and/or other similar rights in the United States and in foreign countries.

d. You will not solicit or contact at any time, directly or through others, for the purpose or with the effect of competing or interfering with or harming any part of the Company’s business: (1) any customer or acquisition target under contract with the Company at any time during the last two years of your employment with the Company; (2) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of your employment with the Company; (3) any affiliate of any such customer or prospect; (4) any of the individual contacts established by the Company or you or others at the Company during the period of your employment with the Company; or (5) any individual who is an employee or independent contractor of the Company at the time of the solicitation or contact or who has been an employee or independent contractor within three months before such solicitation or contact.

e. Upon exercise, payment or delivery pursuant to this Option, you will certify on a form acceptable to the Committee that you are in compliance with the terms and conditions of this Option and all other Agreement between you and the Company .

f. If, before or during the six months after any exercise, payment or delivery of shares pursuant to this Option, you fail to comply in any material respect with any of the provisions of this paragraph 10 or with any of the provisions of any other Agreement with or duty to the Company, then such exercise, payment or delivery shall be rescinded. The Company will notify you in writing of any such rescission within one year after such exercise, payment or delivery. Within ten days after receiving such a notice from the Company, you will remit or deliver to the Company (1) the amount of any gain realized upon the sale of any shares of the Company’s Common Stock acquired upon the exercise of this Option, (2) any consideration received upon the exchange of any shares of the Company’s Common Stock acquired upon the exercise of this Option (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued as of the time of the exchange) or (3) the number of shares of the Company’s Common Stock that you received in connection with the rescinded exercise.

g. In addition to all other rights and remedies that the Company may have, the Company will have the right to setoff, against any stock or proceeds due to you pursuant to this Option, any amounts to which the Company is entitled as a result of your violation of this Option or any other agreement with or duty to the Company. Accordingly, you acknowledge that (1) the Company may delay your exercise of Option Shares or withhold delivery of Option Shares, (2) the Company may place the proceeds of any sale by you or other disposition of Option Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (3) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow, which risk is yours.

h. You acknowledge and agree that the calculation of damages from a breach of the provisions of this paragraph 10 or any other agreement with or duty to the Company would be difficult to calculate accurately and that the right to setoff or other remedy provided for herein is reasonable and not a penalty against you. You further agree not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Option Shares or proceeds or uses those Option Shares or proceeds as a setoff.

i. For purposes of this paragraph 10, “Company” includes all direct and indirect subsidiaries and any other controlled affiliates of SunGard Data Systems Inc.

11. TAX AND SECURITIES MATTERS. Your exercise of this Option, your purchase of Option Shares from the Company, and later transfers of Option Shares by you may have important consequences under tax and securities laws. The Company believes that it is in your best interests to consult with counsel or another qualified expert before taking any of these actions. If any of these actions causes you to recognize compensation income, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Company parent or subsidiary corporation, if any, which arise in connection with your Option. You may not exercise your Option unless the tax withholding obligations of the Company and/or any Company parent or subsidiary corporation are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for or take other action to issue such shares of Common Stock.

12. OTHER PROVISIONS.

a. This Option is not intended to be an “incentive stock option” as that term is used in Section 422 of the Code.

b. This Option is not an employment or service contract, and nothing in this Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or a Company parent or subsidiary corporation, or of the Company or a Company parent or subsidiary corporation to continue your employment. In addition, nothing in your Option will obligate the Company or a Company parent or subsidiary corporation, their respective stockholders, Boards of Directors, officers, or employees to continue any employment or service relationship which you might have with the Company or a Company parent or subsidiary corporation.

c. This Option will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Option to the substantive law of another jurisdiction. In any action relating to this Option, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania.

d. This Option includes all provisions of Exhibit I, which are incorporated in this Option by reference, and references to this “Option” also refer to Exhibit I. This Option is subject to all provisions of the Plan, which are incorporated in this Option by reference. If any provision of this Option is inconsistent with any provision of the Plan, then the provisions of the Plan will govern. This Option represents the entire understanding between the Company and you with respect to the subject matter of this Option, and no amendment, modification or waiver of this Option will bind the Company unless in writing and signed by the Company’s Chief Executive Officer. If a court decides that any provision of this Option is not enforceable for any reason, then the rest of this Option will not be affected. If a court decides that any provision of this Option is not enforceable due to your state or country of residence or employment, then that provision will have no effect only while you are a resident of or employed in that state or country but will become enforceable again if you are employed or become a resident of a state or country which permits the enforceability of such a provision. If a court decides that any provision of this Option is too broad, then the court may limit that provision and enforce it in accordance with the intent of the parties and governing law.

e. Any determination, opinion or other action of the Committee or of any officer of the Company as provided for or contemplated by this Option will be made or taken in the sole discretion of the Committee or the officer, and will not be subject to challenge in the absence of bad faith.

f. Nothing in this Option will limit or restrict in any manner any rights or remedies of the Company, which the Company has, whether by contract or by law, in addition to those rights and remedies set forth in this Option in the event that the Company determines that you have breached the provisions of paragraph 10. Such remedies will include, but not be limited to, injunctive relief.

g. If you or the Company commences legal action in order to enforce the provisions of this Option, then the court will award the prevailing party payment of all fees, costs and expenses incurred by the prevailing party in connection with such action. Such payments will be made by the other party.

h. No waiver of any breach or violation of this Option will be implied from the forbearance or failure of the Company to take any action available to the Company, whether it is with respect to the particular breach or violation with respect to which the Company has not taken action or any separate breach or violation.

After you read this Option (including Exhibit I) and the Plan Prospectus, please sign both copies of this Option and return one copy to the Company’s Vice President-Human Resources.

SUNGARD DATA SYSTEMS INC.

BY:
Cristóbal Conde
President and Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS OPTION (INCLUDING EXHIBIT I) AND THE PLAN PROSPECTUS, AND THAT I HAVE READ AND UNDERSTOOD BOTH. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS OPTION.

DATE SIGNED:
EMPLOYEE NAME

EXHIBIT I TO

SUNGARD DATA SYSTEMS INC.

PERFORMANCE ACCELERATED STOCK OPTION

Option Recipient:	Name
Unit and Position:
Incentive Period:	Date [one year]
Accelerated Vesting Date:	Date [three years after beginning of Incentive Period]

	Minimum	Budget	Goal
Cumulative Operating Income
Equivalent Compound Growth Rate (from Prior Year’s Operating Income)
Prior Year’s Operating Income

1. Accounting. “Cumulative Operating Income” equals the total Operating Income of your Unit during the entire Incentive Period. “Operating Income” means external operating income determined in accordance with generally accepted accounting principles and the Company’s accounting policies. External operating income includes all purchase price amortization and excludes both capitalization and amortization of software development costs. Since generally accepted accounting principles require the accrual of all expenses applicable to the accounting period in question, compensation expense (if any) related to this Option will be deducted from Operating Income.

2. Acquisitions. The external operating income of businesses acquired during the Incentive Period and falling in or under your Unit will be included in Operating Income for purposes of these calculations. External operating income of acquired businesses includes all purchase price amortization and lost interest income, and excludes both capitalization and amortization of software development costs and one-time acquisition costs. In the case of acquisitions involving the issuance of SunGard stock, there will be appropriate adjustments to Operating Income in order to account for stock dilution, as determined by the Company. Other acquisition-related adjustments may be made by the Company whenever it determines they are necessary.

3. Performance Accelerated Vesting of Option Shares. If Cumulative Operating Income equals or exceeds Goal, then 100% of the Option Shares will vest on the Accelerated Vesting Date. If Cumulative Operating Income equals Minimum, then 50% of the Option Shares will vest on the Accelerated Vesting Date. If Cumulative Operating Income is between Minimum and Goal, then the number of Option Shares that will vest on the Accelerated Vesting Date will be determined by interpolation. If Cumulative Operating Income is less than Minimum, then there will be no accelerated vesting of any Option Shares.

4. Position Changes. The intent of this plan is that the accelerated vesting of Option Shares will depend upon the growth in Operating Income of your Unit and that position changes will not occur during the Incentive Period. If, during the Incentive Period, your Unit changes as a result of a promotion or similar reason, then the Cumulative Operating Income Goal and/or the method for accelerating the vesting of the Option Shares may be subject to proration or other adjustment, only as may be determined by the Committee, in its discretion, to reflect or otherwise take into account such change.

5. Effectiveness. No Option Shares will be subject to accelerated vesting under this Option until the Accelerated Vesting Date (except as provided below upon a Change in Control). Upon the voluntary or involuntary termination of your employment for any reason before the Accelerated Vesting Date, no Option Shares will be subject to accelerated vesting.

6. Change in Control. If the Company is subject to a Change in Control (as defined in the Plan) during the Incentive Period, then a prorated percentage (based only upon elapsed time) of the Option Shares will vest six months after the occurrence of such Change in Control or, if sooner, upon an involuntary termination of the Executive’s employment for any reason other than for Cause (as defined in the Plan). If the Company is subject to a Change in Control after the end of the Incentive Period but before the Accelerated Vesting Date, then any Option Shares subject to accelerated vesting under paragraph 3 of this Exhibit will vest six months after the occurrence of such Change in Control or, if sooner, upon an involuntary termination of the Executive’s employment for any reason other than for Cause. This paragraph 6 will not prevent an earlier acceleration of vesting that otherwise would have occurred in accordance with paragraph 3 of this Exhibit. There will be no accelerated vesting of any Option Shares as a result of a Change in Control after the Accelerated Vesting Date.

7. Proration of Shares. Any proration of Option Shares under paragraph 4 or paragraph 6 will be based only upon elapsed time and will be calculated by measuring the elapsed time from the first day of the Incentive Period to the date of the triggering event (either the change of position and/or Unit, or the Change in Control), as a percentage of the entire one-year Incentive Period.